PACIFIC LAND AND COFFEE CORPORATION

201 St. Charles Street, Suite 2500

New Orleans, LA 70170

H. Christopher Owings

Securities & Exchange Commission

450 Fifth Street, N.W., Mail Stop 0304

Washington, DC 20549

Re:

Pacific Land and Coffee Corporation (the “Company”)

Revised Preliminary Schedule 14C

Filed July 28, 2010

Form 10-K for the Fiscal Year Ended March 31, 2010

Filed July 28, 2010

File No. 000-30595

Dear Mr. Owings:

In connection with your review of the above captioned information statement, I acknowledge  that:

1.

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.

The Company may not assert comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

/s/ John L. Hales

John L. Hales

Chief Executive Officer